Exhibit 99.1
Flextronics Semiconductor,
Inc. and subsidiaries
(A Division of Flextronics
International Ltd.)
Consolidated Statement of Net Assets Sold as of March 31,
2005, Consolidated Statement of Revenues and Direct Expenses
for the Fiscal Year Ended March 31, 2005, and Independent
Auditors’ Report

Deloitte & Touch LLP
Suite 600
225 West Santa Clara Street
San Jose, CA 95113-1728
USA

Tel: +1 408 704 4000
Fax: +1 408 704 3083
www.deloitte.com
INDEPENDENT AUDITORS’ REPORT
To the Board of Directors of
Flextronics International Ltd.
Singapore
We have audited the accompanying consolidated statement of net assets sold of Flextronics Semiconductor Inc. and its subsidiaries (collectively “Flex Semi”), a division of Flextronics International Ltd. (“Flextronics”), as of March 31, 2005, pursuant to an agreement between certain affiliates of Flextronics and AMI Semiconductor Inc. dated September 9, 2005, as described in Note 1, and the related consolidated statement of revenues and direct expenses for fiscal year ended March 31, 2005. These consolidated financial statements are the responsibility of Flextronics’ and Flex Semi’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Flex Semi’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
As discussed in Note 1, the accompanying consolidated financial statements have been derived from the consolidated financial statements and accounting records of Flextronics, and reflect significant assumptions and allocations. These consolidated financial statements were prepared to present the net assets sold of Flex Semi pursuant to the agreement described in Note 1 and the revenues and direct expenses of Flex Semi. Such consolidated financial statements are not intended to be a complete presentation of Flex Semi’s assets, liabilities or operating results and may not be indicative of conditions that would have existed or results that would have occurred had Flex Semi operated as an unaffiliated entity.
In our opinion, such consolidated financial statements present fairly, in all material respects, the net assets sold of Flex Semi as of March 31, 2005, and the related consolidated statement of revenues and direct expenses for the fiscal year ended March 31, 2005, pursuant to the agreement described in Note 1, in conformity with accounting principles generally accepted in the United States of America.
September 9, 2005
Member of
Deloitte Touche Tohmatsu

FLEXTRONICS SEMICONDUCTOR, INC.
(A Division of Flextronics International Ltd.)
CONSOLIDATED STATEMENT OF NET ASSETS SOLD
AS OF MARCH 31, 2005
(In thousands)

ASSETS

CURRENT ASSETS:
Accounts receivables, less allowance of $40	$13,350
Inventories	5,788
Deferred costs	2,189
Other current assets	958

Total current assets	22,285

PROPERTY AND EQUIPMENT—Net	5,399

INTANGIBLE ASSETS—Net	12,932

TOTAL ASSETS SOLD	40,616

LIABILITIES

CURRENT LIABILITIES:
Accounts payable	4,979
Deferred revenue	2,797
Other current liabilities	419

Total current liabilities transferred	8,195

NET ASSETS SOLD	$32,421

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS SEMICONDUCTOR, INC.
(A Division of Flextronics International Ltd.)
CONSOLIDATED STATEMENT OF REVENUES AND DIRECT EXPENSES
FISCAL YEAR ENDED MARCH 31, 2005
(In thousands)

NET REVENUES	$70,704

COST OF REVENUES	40,792

GROSS PROFIT	29,912

OTHER DIRECT EXPENSES:
Selling, general, and administrative	8,955
Research and development	9,597
Acquired in-process research and development	2,770

Total other direct expenses	21,322

EXCESS OF REVENUES OVER DIRECT EXPENSES	$8,590

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS SEMICONDUCTOR, INC. AND SUBSIDIARIES
(A Division of Flextronics International Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND PURCHASE AGREEMENT

Flextronics Semiconductor Inc. (“Flex Semi”), a division of Flextronics International Ltd (“Flextronics”), is primarily engaged in the design and supply of digital and mixed-signal semiconductor devices and imaging sensors.

On September 9, 2005, certain affiliates of Flextronics and AMI Semiconductor, Inc. (“AMI”) entered into a purchase agreement and two related letter agreements (collectively, the “Agreement”) whereby certain assets and liabilities of Flex Semi were sold to AMI for $131,550,000, subject to certain adjustments.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—Flextronics does not account for Flex Semi as a separate entity. Accordingly, separate historical financial statements for Flex Semi have not been previously prepared. The information in the accompanying financial statements has been prepared by management from Flextronics’ consolidated financial records for the purpose of complying with Rule 3-05 of Regulation S-X. Such financial statements are not intended to be a complete presentation of Flex Semi’s net assets or operating results. Net assets presented herein include only those assets and liabilities transferred to AMI pursuant to the Agreement. The consolidated statement of revenue and direct expenses includes revenue and expenses directly attributable to the operations of Flex Semi. Expenses that have been excluded are other income/expense, interest income/expense, and income taxes and certain corporate expenses including legal, treasury, tax, corporate sales and marketing, executive salaries and insurance. The consolidated statement of revenues and direct expenses includes allocations of certain Flextronics centrally managed costs and expenses, including costs and expenses classified as cost of sales, selling, general and administrative expenses. Flextronics’ management believes the allocations are reasonable; however, these allocated expenses are not necessarily indicative of costs and expenses that would have been incurred by Flex Semi on a stand-alone basis.

Transactions between Flex Semiconductor, Inc. and its subsidiaries have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Such estimates include inventory valuation, allowance for doubtful accounts, product returns and warranty, and purchase commitments. Actual results could differ from those estimates and assumptions.

Revenue Recognition—Product revenue is recognized when the goods are shipped by Flex Semi, title and risk of ownership pass to the buyer, persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. Revenues from contracts to perform engineering design services are recognized in accordance with AICPA Statement of Position

No. 81-1 (“SOP 81-1”), “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” either under the percentage-of-completion method or the completed contract method. The percentage-of-completion method is used when the required services are quantifiable, based on the estimated number of labor hours necessary to complete the project. The completed contract method is used when the required services are not quantifiable, and under that method revenues and the related costs are deferred in the balance sheet and recognized only when all of the service delivery obligations to the customer have been satisfied. Contract costs include all direct labor and material costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Some customer contracts provide for both engineering design services and the delivery of product. These multiple element arrangements are accounted for under Emerging Issues Task Force No. 00-21 (“EITF 00-21”) “Revenue Arrangements with Multiple Elements.” In accordance with EITF 00-21, the engineering design services and product sales are considered separate units of accounting. Revenues recognized for these separate units of accounting are accounted for as described above.

Allocated Expenses—Flex Semi utilizes the facilities and related services of certain employees of Flextronics. The costs of those facilities and services were allocated to Flex Semi based on Flex Semi’s headcount, and totaled $1,228,000 for fiscal year ended March 31, 2005. Certain other expenses are allocated to Flex Semi based primarily on the proportionate share of revenues of Flex Semi to Flextronics. Such allocated expenses represent those expenses that are deemed attributable to Flex Semi such as cost of revenues, marketing and sales support, information technologies support, shared accounting services and other corporate general and administrative expenses, and totaled $488,000 for fiscal year ended March 31, 2005. The total allocated expenses of $1,716,000 were allocated to cost of goods sold, selling, general, and administrative expense, and research and development expense in amounts of $544,000, $1,000,000, and $172,000, respectively.

Income Taxes—The operations of Flex Semi were included in the consolidated tax returns of Flextronics. Due to the exclusion of various costs from the statement of revenues and direct expenses, the accompanying consolidated financial statements exclude an allocation of income taxes.

Cash Flows—Flex Semi operates within the Flextronics treasury system such that cash provided and used by Flex Semi is transferred into or from Flextronics, as applicable. Flextronics does not account for Flex Semi as a separate entity and, accordingly, it is not practicable to prepare full financial statements, including a statement of cash flows. However, certain cash flow information of Flex Semi for the year ended March 31, 2005 is summarized as follows (in thousands):

Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable (increase)	$(5,635)
Inventories (increase)	(2,126)
Other assets (increase)	(34)
Accounts payable and other current liabilities (decrease)	(1,760)

Net	$(9,555)

Cash flows from investing activities:
Purchases of property and equipment	$(3,494)
Proceeds from disposition of property and equipment	172

Net	$(3,322)

Non-cash transactions:
Depreciation and amortization charges	$2,981

Acquired in-process research and development	$2,770

Loss on sale of equipment	$38

Concentration of Credit Risk—For the fiscal year ended March 31, 2005, one customer accounted for approximately 15% of net revenues. At March 31, 2005, three customers accounted for approximately 33%, 12%, and 11% of accounts receivable.

Inventories—Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value. Cost is comprised of direct materials, labor and overhead. The components of inventories, net of applicable lower of cost or market provisions, were as follows at March 31, 2005 (in thousands):

Work-in-progress	$3,058
Finished goods	2,730

$5,788

Other Current Assets—Other current assets were comprised of at March 31, 2005 (in thousands):

Prepaid software license and maintenance fee	$376
Other	582

$958

Property and Equipment—Property and equipment are stated at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the related assets (three to five years), with the exception of building leasehold improvements, which are amortized over the term of the lease, if shorter. Repairs and maintenance costs are expensed as incurred. Property and equipment was comprised of the following at March 31, 2005 (in thousands):

Machinery and equipment	$15,078
Computer equipment and software	3,884
Furniture, fixtures, and leasehold improvements	599

19,561

Accumulated depreciation and amortization	(14,162)

Property and equipment—net	$5,399

Total direct depreciation expense associated with property and equipment amounted to approximately $2,253,000 in fiscal year 2005.

Flex Semi reviews property and equipment and other long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment and other long lived assets is measured by comparing its carrying amount to the projected undiscounted cash flows the assets are expected to generate. In the event the carrying amount of a long-lived asset group exceeds the projected undiscounted cash flows, an impairment loss is recognized based on the fair value of the underlying asset group.

Recent Accounting Pronouncements

Inventory Costs—In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, Inventory Costs, an amendment of Accounting Research Bulletin (“ARB”) No. 43, Chapter 4. This statement amends the guidance of ARB. No 43, Chapter 4, Inventory Pricing, and requires that abnormal amounts of idle facility expense, freight, handling costs, and wasted material be recognized as current period charges. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Flex Semi does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

Exchanges of Nonmonetary Assets—On December 16, 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of Accounting Principles Board (“APB”) Opinion No. 29, Accounting for Nonmonetary Transactions. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Flex Semi does not believe adoption of SFAS No. 153 will have a material effect on its consolidated financial position, results of operations or cash flows.

Accounting Changes and Error Corrections—In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 is a replacement of APB No. 20 and FASB Statement No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by the Company in the first quarter of fiscal 2007. Flex Semi is currently evaluating the effect that the adoption of SFAS No. 154 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

Assets Retirement Obligations—In March 2005, the FASB issued Interpretation (“FIN”) No. 47 as an interpretation of FASB Statement No. 143, Accounting for Asset Retirement Obligations. This interpretation clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Flex Semi is currently assessing the impact of the adoption of FIN 47.

3.	RELATED PARTY REVENUE

Flex Semi recognized revenue of $4.5 million from products and services sold to Flextronics and other Flextronics entities for the fiscal year ended March 31, 2005. As of March 31, 2005, the accounts receivable included $231,000 due from other Flextronics businesses.

4.	BUSINESS ACQUISITIONS

In May 2001, Flex Semi acquired all of the outstanding shares of ASIC International, a privately held company. The total purchase price was $37.9 million and was paid with the issuance of 1,166,887 shares of Flextronics’ ordinary shares and $5.8 million in cash. The fair value of the ordinary shares issued was determined based on the quoted market prices of Flextronics’ ordinary shares two days before and after the terms of acquisition were agreed to and announced. The acquisition was accounted for using the purchase method of accounting, and accordingly, the fair value of the net assets acquired and the results of the acquired business were included in Flex Semi’s consolidated statements of operations from the acquisition date forward. The fair value of the net liabilities assumed amounted to approximately $6.9 million. Intangible assets and goodwill resulting from the acquisition, totaled approximately $5.5 million and $39.3 million, respectively. Intangible assets acquired are comprised of customer relationships and contractual agreements. The acquired intangibles were amortized on a straight-line basis over one to three years. All the intangible assets were fully amortized as of May 2004.

In December 2004, Flex Semi acquired all of the outstanding shares of Peripheral Imaging Corporation (“PIC”). The initial purchase price amounted to approximately $36.7 million and was paid with the issuance of 2,633,029 shares of Flextronics’ ordinary shares. The fair value of the ordinary shares issued was determined based on the quoted market prices of Flextronics’ ordinary shares two days before and after the terms of acquisition were agreed to and announced. The acquisition was accounted for using the purchase method of accounting, and accordingly, the fair value of the net assets acquired and the results of the acquired business were included in the Flex Semi’s consolidated statements of operations from the acquisition date forward. The fair value of the assets acquired and liabilities assumed were as follows (in thousands):

Current assets	$13,906
Property and equipment—net	372
Intangible assets	13,660
In-process research and development	2,770
Goodwill	16,440

Total assets acquired	47,148

Accounts payable	2,142
Other current liabilities	8,264

Total liabilities assumed	10,406

Net assets acquired	$36,742

The purchase price is subject to adjustments for contingent consideration. See Note 8 concerning an amendment of the terms of the contingent consideration. The contingent consideration has not been recorded as part of the purchase price, pending the outcome of the contingency. Intangible assets acquired from PIC are comprised of developed technologies, customer relationships, contractual agreements, and other acquired intangibles. Intangible assets acquired included in-process research and development amounting to approximately $2.8 million, which was expensed during the fiscal year ended March 31, 2005. The acquired intangibles are amortized on a straight-line basis over one to six years. The components of intangible assets are as follows at March 31, 2005 (in thousands):

				Weighted-
				Average
	Gross		Net	Useful
	Carrying	Accumulated	Carrying	Life
	Amount	Amortization	Amount	(Years)
Intangible assets:
Non-compete agreements	$2,320	$(193)	$2,127	3
Supplier relationship	860	(36)	824	6
Developed technologies	6,950	(290)	6,660	6
Customer relationships	3,230	(134)	3,096	6
Purchase order backlog	300	(75)	225	1

Total	$13,660	$(728)	$12,932

Total intangible amortization expenses recorded during fiscal year 2005 related to the above acquisitions amounted to $731,000. Expected future estimated annual amortization expense is as follows (in thousands):

Fiscal Years Ending
March 31	Amount
2006	$2,839
2007	2,613
2008	2,420
2009	1,840
2010	1,840
Thereafter	1,380

Total amortization expenses	$12,932

If the acquisition had occurred as of the beginning of fiscal year 2005, the combined unaudited pro forma net revenues of Flex Semi would have been approximately $99 million. However, this amount does not necessarily represent the actual revenues that would have occurred had the PIC acquisition occurred as of that date.

5.	STOCK OPTION AND INCENTIVE PLANS

Flextronics has a number of stock-based employee compensation plans that employees of Flex Semi participate in, including the following:
Stock Option Plans—Flextronics has stock option plans under which employees and directors may be granted options to purchase ordinary shares of Flextronics. The exercise price of options granted may not be less than the fair market value of the underlying stock on the date of grant. Options granted generally vest over four years and generally expire ten years from the date of grant.

Employee Stock Purchase Plan—Flextronics has an employee stock purchase plan, under which employees may purchase, on a periodic basis, a limited number of ordinary shares through payroll deductions over a six-month period up to 10% of their compensation. The per share purchase price is 85% of the fair market value of the shares at the beginning or end of the offering period.
Flextronics accounts for its stock option awards under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No compensation expense related to the issuance of stock options has been recognized by Flex Semi, as all options granted by Flextronics to Flex Semi’s employees were issued at the then fair market value of Flextronics’ ordinary shares. Under the Agreement, the obligation of any outstanding stock options will be retained by Flextronics and therefore, will not be assumed by AMI.

6.	GEOGRAPHIC REPORTING

For the purposes of geographic reporting, revenues are allocated to the country to which the product is shipped. During the fiscal year ended March 31, 2005, net sales generated from the United States, the principal country of domicile, were $35.7 million. As of March 31, 2005, long-lived assets located in the United States amounted to $5.4 million.

Poland and China accounted for approximately 13% and 10% of the consolidated net sales, respectively, during fiscal year 2005. No other foreign country accounted for more than 10% of net sales in fiscal year 2005. As of March 31, 2005, Israel accounted for approximately 10% of long-lived assets. As of March 31, 2005, no other foreign country accounted for more than 10% of long-lived assets.

7.	LITIGATION

Flex Semi is subject to legal proceedings, claims, and litigation arising in the course of its business. Flex Semi defends itself vigorously against any such claims. Although the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

8.	SUBSEQUENT EVENT

On June 30, 2005 Flextronics entered into an agreement (the “Amendment”) with Peripheral Imaging Corporation (“PIC”) whereby the parties agreed to modify the terms of the earnout payment as originally contemplated by the Amended and Restated Agreement and Plan of Reorganization dated December 23, 2004. Under this Amendment, which is contingent upon the sale of certain businesses of Flex Semi to AMI pursuant to the Agreement referred to in Note 1, Flextronics will pay in cash to the shareholders of PIC $15 million in full satisfaction of the earnout payment. Prior to the Amendment, the PIC earnout payment was contingent and dependent on PIC operating income during the one-year period beginning on January 1, 2005 and ending on December 31, 2005. In the event that the sale to AMI does not take place, the Amendment would be nullified and have no impact on the original terms and conditions of the earnout payment to PIC.
* * * * * *